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                                                                   Exhibit 23(e)

          Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

      We hereby consent to the use of our opinion letter dated September 6, 1996 to the Board of Directors of Bell Atlantic Corporation included as Appendix VI to the Joint Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed combination of Bell Atlantic Corporation with NYNEX Corporation and to the references to such opinion in such Joint Proxy Statement under the captions "Summary-The Merger-Opinions of Financial Advisors", "The Merger-Background of the Merger", "The Merger-Reasons for the Merger; Recommendations of the Boards" and "Opinions of Financial Advisors-Opinion of Bell Atlantic's Financial Advisor".

      In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

September 6, 1996                                  MERRILL LYNCH, PIERCE, FENNER
                                                     & SMITH INCORPORATED